Exhibit 99.1

EAGLE ENERGY METALS, RIGHTHOLDER OF THE LARGEST MINEABLE, MEASURED AND INDICATED U.S. URANIUM DEPOSIT, TO GO PUBLIC VIA BUSINESS COMBINATION WITH SPRING VALLEY ACQUISITION CORP. II

•	Eagle will become the first domestic uranium resource exploration company with Small Modular Reactor (SMR) technology to go public, with a clear path to development supported by a substantial uranium resource, extensive drilling data, and a strategically located project with nearby existing infrastructure.

•	Partnering with Spring Valley II, whose team brought NuScale Power public in a highly successful deal and ushered in this new wave of enthusiasm by institutional investors in the nuclear industry.

•	The Aurora deposit has a near-surface resource comprised of over 50 million pounds[1] of uranium, generated from more than 500 holes drilled to date; Eagle is targeting commencement of a pre-feasibility study at Aurora in 2026.

•	Adjacent to Aurora is the Cordex deposit, which has had over 100 holes drilled into it and offers significant upside of additional uranium resources; Cordex also lies within Eagle’s land package.

•	Eagle also holds proprietary SMR technology, positioning it for next-generation, distributed nuclear energy deployment and optionality to pursue vertical integration through a licensing model.

•	The proposed transaction values Eagle at a pro-forma equity value of $312 million.

•	A fundamental institutional investor to invest approximately $30 million in Series A Convertible Preferred Stock at closing.

•	The transaction includes no minimum cash condition, increasing certainty of closing.

DALLAS and RENO, Nev. – July 31, 2025 – Eagle Energy Metals Corp. (“Eagle” or the “Company”), a next-generation nuclear energy company with rights to the largest mineable, measured and indicated uranium deposit in the United States and proprietary Small Modular Reactor (SMR) technology, and Spring Valley Acquisition Corp. II (Nasdaq: SVII) (“SVII”), a special purpose acquisition company, have entered into a definitive agreement and plan of merger (the “Merger Agreement” and the transactions contemplated by that agreement, the “Proposed Business Combination”). Upon closing, the proposed transaction will result in Eagle becoming the first domestic uranium resource exploration company with SMR technology to go public on a U.S. exchange under the new ticker symbol “NUCL,” subject to the approval of its listing application.

Eagle is developing a leading domestic nuclear energy platform, which will be anchored by its significant uranium deposit and SMR technology, providing a unique, first-mover advantage to address the structural undersupply of uranium produced in the U.S.

Eagle strives to restore American leadership in the nuclear industry at a time when AI, quantum computing, and cryptocurrency are driving unprecedented electricity demand, straining global grids and increasing reliance on always-on, high capacity factor power sources, such as nuclear energy.

1 Based on Australian JORC standard. SK1300 report and estimate pending.

Meanwhile, the historical underinvestment in uranium supply has led to a structural supply deficit in the market. Eagle is strategically positioned to address this challenge with substantial domestic resources and next-generation technology to restore American leadership in the nuclear industry.

Eagle’s Aurora Uranium Project, encompassing the largest mineable, measured and indicated uranium resource in the United States, will be the Company’s flagship asset. It is located on the border of Oregon and Nevada, and contains over 50 million pounds2 of near-surface uranium. With more than 500 drill holes completed to date, Aurora is considered geologically low-risk and cost-effective, with pre-feasibility study preparation targeted to commence in 2026.

Adjacent to the Aurora deposit is the Cordex deposit which has had over 100 additional holes drilled into it. Cordex is expected to add significantly to the project’s overall uranium resource inventory once its on-going data digitization and compilation work is completed.

Together, Aurora and Cordex will form a robust foundation for long-term growth, strengthened by Eagle’s proprietary SMR technology and experienced leadership team, positioning the Company to become a leading U.S. nuclear energy producer.

With a first-mover advantage and wide array of target customers, Eagle has a unique opportunity to become a leading domestic supplier of nuclear power for high-demand applications, while also serving as a strategic national asset in advancing American energy security and industrial resilience.

The Proposed Business Combination between Eagle and SVII brings together veteran leadership with deep expertise in nuclear energy, natural resources, and capital markets.

Eagle is led by CEO Mark Mukhija, P.Eng., who has nearly two decades of global mining and mining technology experience with major industry players including Teck Resources, Barrick, and BHP.

SVII’s Chairman and CEO Chris Sorrells and CFO Robert Kaplan contribute over 40 years of combined investing and advising experience. Their first SPAC transaction was a successful partnership with NuScale Power (NYSE: SMR), resulting in the first publicly traded company focused on SMR technology, which is currently trading over $50 per share. In addition, SVII’s team has executed over 400 transactions, managed multi-billion-dollar portfolios, and bring hands-on experience in nuclear company operations. Together, this combined team positions Eagle to meet the growing demand for nuclear energy by uniting global mining leadership with nuclear sector expertise.

Mark Mukhija, CEO of Eagle, commented: “This business combination marks a major milestone in our growth and comes at a pivotal time for the nuclear energy sector. We’re advancing one of the largest mineable, measured and indicated uranium deposits in the U.S. just as electricity demand continues to accelerate and the uranium market maintains a substantial structural deficit. Partnering with SVII provides the access to capital and expertise we need to fast-track Aurora, advance Cordex, and continue developing our SMR technology. Eagle is well-positioned to help rebuild a secure domestic nuclear supply chain precisely when it is needed most.”

2 Based on Australian JORC standard. SK1300 report and estimate pending.

Chris Sorrells, Chairman & CEO of SVII, added: “Eagle is developing a significant uranium asset with a clear pathway to production that positions it to play an integral role in restoring U.S. leadership in the nuclear industry. The supply-demand dynamics of the uranium market coupled with record private investments in U.S. nuclear projects makes this an opportune time to partner with Eagle and bring their critical resources and SMR technology to market. With a clear roadmap and strong momentum, Eagle’s seasoned leadership team is well-positioned to deliver meaningful value and help shape the future of U.S. nuclear energy production.”

Uranium & SMR Market Tailwinds

As the gap between power generation’s supply and demand widens, the U.S. faces a growing dependence on foreign uranium. In 2023, U.S. utilities purchased more than 50 million pounds3 of uranium, of which less than 5% was obtained from limited domestic production, and over 95% was sourced from abroad.

In response to these challenges, the Trump administration has recently signed four executive orders aimed at removing regulatory barriers to nuclear growth in the U.S. This helps to streamline nuclear reactor approvals and quadruple U.S. nuclear power over the next 25 years. This political support provides tailwinds for Eagle’s mission to help re-establish America’s nuclear energy independence and leadership in nuclear technology.

Proposed Business Combination Overview

The Proposed Business Combination implies a pro-forma combined equity value of $312 million, excluding additional earnout considerations.

A fundamental institutional investor has committed to invest approximately $30 million in the form of Series A Convertible Preferred Stock, funded at the closing. Eagle expects to use the net proceeds for general corporate purposes, mining advancement, SMR technology phase 1 development and transaction expenses.

Under the terms of the Merger Agreement, Eagle’s existing equity holders will convert 100% of their equity ownership stakes into the combined company and are expected to own approximately 75% of the post-combination company upon consummation of the Proposed Business Combination, excluding warrants, equity compensation plans and any SVII investors who do not choose to redeem their shares.

The Proposed Business Combination is expected to be completed in late 2025, subject to customary closing conditions, including regulatory and stockholder approvals. There is no minimum cash condition to close the transaction.

The combined public company is expected to be named “Eagle Nuclear Energy Corp.” and to list its common stock and warrants to purchase common stock on Nasdaq, subject to satisfaction of Nasdaq’s listing requirements. The Proposed Business Combination has been unanimously approved by the board of directors of Eagle and the board of directors of SVII.

3 Based on Australian JORC standard. SK1300 report and estimate pending.

Additional information about the Proposed Business Combination, including a copy of the Merger Agreement, will be provided in a Current Report on Form 8-K to be filed by SVII with the U.S. Securities and Exchange Commission (the “SEC”) and available at www.sec.gov.

Advisors

Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC, is the exclusive financial advisor, lead capital markets advisor and private placement agent to SVII. Greenberg Traurig, LLP is serving as legal counsel to SVII, and Nelson Mullins Riley & Scarborough LLP is serving as legal counsel to Eagle. Gateway Group is serving as investor relations and public relations advisor for the transaction.

About Eagle Energy Metals Corp.

Eagle Energy Metals Corp. is a next-generation nuclear energy company that combines domestic uranium exploration with proprietary Small Modular Reactor (SMR) technology. The Company holds the rights to the largest mineable, measured and indicated uranium deposit in the United States, located in southeastern Oregon. This includes the Aurora deposit, with over 50 million pounds4 of near-surface uranium resource, and the adjacent Cordex deposit, which offers significant potential to expand the project’s overall resource inventory. By integrating advanced SMR technology with a sizeable uranium asset, Eagle is building an integrated nuclear platform positioned to help restore American leadership in the global nuclear industry.

For more information about Eagle Energy Metals Corp., visit www.eagleenergymetals.com.

About SVII Acquisition Corp. II

Spring Valley Acquisition Corp. II (NASDAQ: SVII) is a special purpose acquisition company (SPAC) formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination. SVII is seeking to pursue an initial business combination target that capitalizes on the expertise and ability of SVII’s management team, particularly its executive officers in the broadly-defined energy and decarbonization industries.

For more information about SVII, please visit www.sv-ac.com.

4 Based on Australian JORC standard. SK1300 report and estimate pending.

Cautionary Note Regarding Forward-Looking Statements

Certain statements included in this document are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this document are forward-looking statements. Any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are also forward-looking statements. In some cases, you can identify forward-looking statements by words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “strategy,” “future,” “opportunity,” “may,” “target,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” “preliminary,” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements include, without limitation, SVII’s, Eagle’s, or their respective management teams’ expectations concerning the Proposed Business Combination and expected benefits thereof; the outlook for Eagle’s business; the abilities to execute Eagle’s strategies; projected and estimated financial performance; anticipated industry trends; the future price of minerals; future capital expenditures; success of exploration activities; mining or processing issues; government regulation of mining operations; and environmental risks; as well as any information concerning possible or assumed future results of operations of Eagle. The forward-looking statements are based on the current expectations of the respective management teams of Eagle and SVII, as applicable, and are inherently subject to uncertainties and changes in circumstance and their potential effects. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, (i) the risk that the Proposed Business Combination may not be completed in a timely manner or at all, which may adversely affect the price of SVII’s securities; (ii) the risk that the Proposed Business Combination may not be completed by SVII’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by SVII; (iii) the failure to satisfy the conditions to the consummation of the Proposed Business Combination, including the adoption of the Business Combination Agreement by the stockholders of SVII and the receipt of regulatory approvals; (iv) market risks; (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement; (vi) the effect of the announcement or pendency of the Proposed Business Combination on Eagle’s business relationships, performance, and business generally; (vii) risks that the Proposed Business Combination disrupts current plans of Eagle and potential difficulties in its employee retention as a result of the Proposed Business Combination; (viii) the outcome of any legal proceedings that may be instituted against Eagle or SVII related to the Business Combination Agreement or the Proposed Business Combination; (ix) failure to realize the anticipated benefits of the Proposed Business Combination; (x) the inability to maintain the listing of SVII’s securities or to meet listing requirements and maintain the listing of the combined company’s securities on the Nasdaq; (xi) the risk that the price of the combined company’s securities may be volatile due to a variety of factors, including changes in laws, regulations, technologies, natural disasters or health epidemics/pandemics, national security tensions, and macro-economic and social environments affecting its business; (xii) fluctuations in spot and forward markets for lithium and uranium and certain other commodities (such as natural gas, fuel oil and electricity); (xiii) restrictions on mining in the jurisdictions in which Eagle operates; (xiv) laws and regulations governing Eagle’s operation, exploration and development activities, and changes in such laws and regulations; (xv) Eagle’s ability to obtain or renew the licenses and permits necessary for the operation and expansion of its existing operations and for the development, construction and commencement of new operations; (xvi) risks and hazards associated with the business of mineral exploration, development and mining (including environmental hazards, potential unintended releases of contaminants, industrial accidents, unusual or unexpected geological or structural formations, pressures, cave-ins and flooding); (xvii) inherent risks associated with tailings facilities and heap leach operations, including failure or leakages; the speculative nature of mineral exploration and development; the inability to determine, with certainty, production and cost estimates; inadequate or unreliable infrastructure (such as roads, bridges, power sources and water supplies); (xviii) environmental regulations and legislation; (xix) the effects of climate change, extreme weather events, water scarcity, and seismic events, and the effectiveness of strategies to deal with these issues; (xx) risks relating to Eagle’s exploration operations; (xxi) fluctuations in currency markets; (xxii) the volatility of the metals markets, and its potential to impact Eagle’s ability to meet its financial obligations; (xxiii) disputes as to the validity of mining or exploration titles or claims or rights, which constitute most of Eagle’s property holdings; (xxiv) Eagle’s ability to complete and successfully integrate acquisitions; (xxv) increased competition in the mining industry for properties and equipment; (xxvi) limited supply of materials and supply chain disruptions; (xxvii) relations with and claims by indigenous populations; (xxviii) relations with and claims by local communities and non-governmental organizations; and (xxix) the risk that the PIPE financing may not be completed, or that other capital needed by the combined company may not be raised on favorable terms, or at all. The foregoing list is not exhaustive, and there may be additional risks that neither SVII nor Eagle presently know or that SVII and Eagle currently believe are immaterial. You should carefully consider the foregoing factors, any other factors discussed in this document and the other risks and uncertainties described in the “Risk Factors” section of SVII’s Annual Report on Form 10-K for the year ended December, 31, 2024, which was filed with the SEC on April 11, 2025 (the “2024 Form 10-K”, the risks to be described in the registration statement on Form S-4 to be filed by SVII with the SEC in connection with the Proposed Business Combination (the “Registration Statement”), which will include a preliminary proxy statement/prospectus, and those discussed and identified in filings made with the SEC by SVII from time to time. Eagle and SVII caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth in this document speak only as of the date of this document. Neither Eagle nor SVII undertakes any obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that Eagle or SVII will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear, up to the consummation of the Proposed Business Combination, in SVII’s public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to review carefully.

Important Information for Investors and Shareholders

In connection with the Proposed Business Combination, SVII intends to file with the SEC the Registration Statement, which will include a prospectus with respect to SVII’s securities to be issued in connection with the Proposed Business Combination and a proxy statement to be distributed to holders of SVII’s common stock in connection with SVII’s solicitation of proxies for the vote by SVII’s shareholders with respect to the Proposed Business Combination and other matters to be described in the Registration Statement (the “Proxy Statement”). After the SEC declares the Registration Statement effective, SVII plans to file the definitive Proxy Statement with the SEC and to mail copies to shareholders of SVII as of a record date to be established for voting on the Proposed Business Combination. This document does not contain all the information that should be considered concerning the Proposed Business Combination and is not a substitute for the Registration Statement, Proxy Statement or for any other document that SVII may file with the SEC. Before making any investment or voting decision, investors and security holders of SVII and Eagle are urged to read the Registration Statement and the Proxy Statement, and any amendments or supplements thereto, as well as all other relevant materials filed or that will be filed with the SEC in connection with the Proposed Business Combination as they become available because they will contain important information about, Eagle, SVII and the Proposed Business Combination. Investors and security holders will be able to obtain free copies of the Registration Statement, the Proxy Statement and all other relevant documents filed or that will be filed with the SEC by SVII through the website maintained by the SEC at www.sec.gov. In addition, the documents filed by SVII may be obtained free of charge from SVII’s website at www.sv-ac.com or by directing a request to Spring Valley Acquisition Corp. II, Attn: Corporate Secretary, 2100 McKinney Avenue, Suite 1675, Dallas, Texas 75201. The information contained on, or that may be accessed through, the websites referenced in this document is not incorporated by reference into, and is not a part of, this document.

Participants in the Solicitation

Eagle, SVII and their respective directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be participants in the solicitations of proxies from SVII’s stockholders in connection with the Proposed Business Combination. For more information about the names, affiliations and interests of SVII’s directors and executive officers, please refer to the 2024 Form 10-K and the Registration Statement, Proxy Statement and other relevant materials filed or to be filed with the SEC in connection with the Proposed Business Combination when they become available. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, which may, in some cases, be different than those of SVII’s stockholders generally, will be included in the Registration Statement and the Proxy Statement, when they become available. Stockholders, potential investors and other interested persons should read the Registration Statement and the Proxy Statement carefully, when they become available, before making any voting or investment decisions. You may obtain free copies of these documents from the sources indicated above.

No Offer or Solicitation

This document shall not constitute a “solicitation” as defined in Section 14 of the Securities Exchange Act of 1934, as amended. This document shall not constitute an offer to sell or exchange, the solicitation of an offer to buy or a recommendation to purchase, any securities, or a solicitation of any vote, consent or approval, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale may be unlawful under the laws of such jurisdiction. No offering of securities in the Proposed Business Combination shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, or an exemption therefrom.

Investor Relations Contact:

Gateway Group

Cody Slach, Georg Venturatos

949-574-3860

EAGLE@Gateway-grp.com

Media Relations Contact:

Gateway Group

Zach Kadletz

949-574-3860

EAGLE@Gateway-grp.com